                                     Filed Pursuant to Rule 424(b)(3) and (c)
                                     File Number 333-88205

                          PROSPECTUS SUPPLEMENT NO. 2

                             DATED December 8, 1999

                      to Prospectus Dated October 27, 1999

                                   eBAY INC.

                               13,775,508 SHARES

                                  COMMON STOCK

   This prospectus supplement supplements the prospectus dated October 27, 1999 of eBay Inc. relating to the public offering, which is not being underwritten, and sale by selling stockholders described below, including donees, pledgees, transferees and other successors in interest that receive shares of our common stock as a gift, pledge, partnership distribution or other non-sale transfer, of 13,775,508 shares of our common stock that had been held by Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. This prospectus supplement contains information on ownership of shares of our common stock following a pro rata distribution among the limited partners of these funds, which distribution took place on December 7, 1999. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

                              SELLING STOCKHOLDERS

   The table on page 21 of the prospectus setting forth information concerning the selling stockholders is superseded by the following table:

                                                                  Number of
                                   Number of Shares                Shares
                                     Beneficially               Beneficially
                                    Owned Prior to               Owned After
                                      Offering(1)     Shares      Offering
                                   -----------------   Being   ---------------
Selling Stockholder                 Number   Percent  Offered  Number  Percent
-------------------                --------- ------- --------- ------- -------
Benchmark Capital Partners,
 L.P.(2)(3)....................... 7,622,408   5.9%  7,622,408       0     *
Benchmark Founders' Fund,
 L.P.(2)(3)....................... 1,065,346     *   1,065,346       0     *
David M. Beirne(4)................ 8,912,545   6.9%  8,819,654  92,891     *
Bruce W. Dunlevie(5).............. 9,389,656   7.3%  8,949,311 440,345     *
J. William Gurley(6).............. 8,714,525   6.8%  8,703,454  11,071     *
Kevin R. Harvey(7)................ 9,246,365   7.2%  8,963,610 282,755     *
Robert C. Kagle(8)................ 9,514,865   7.4%  8,963,610 551,255     *
Andrew S. Rachleff(9)............. 9,165,511   7.1%  8,949,312 216,199     *
Steven M. Spurlock(10)............ 8,692,441   6.7%  8,690,502   1,939     *
The McMurtry Family Trust, Burton
 J. McMurtry Trustee..............   162,129     *      94,994  67,135     *
Merco Ventures II.................   155,360     *      90,983  64,377     *
The Advisors--1994 Fund...........    97,954     *      57,338  40,616     *
Charles Stewart Mott Foundation...   528,635     *     309,440 219,195     *
The Trustees of The Cheyne Walk
 Trust............................   310,962     *     182,024 128,938     *
The Church Pension Fund...........   435,348     *     254,834 180,514     *
Electronic Data Systems
 Corporation Retirement Plan
 and Trust........................   155,481     *      91,012  64,469     *

                                           Number of               Number of
                                            Shares                  Shares
                                         Beneficially            Beneficially
                                        Owned Prior to            Owned After
                                          Offering(1)   Shares     Offering
                                        ---------------  Being  ---------------
Selling Stockholder                     Number  Percent Offered Number  Percent
-------------------                     ------- ------- ------- ------- -------
Evangelical Lutheran Church In America
 Board of Pensions....................  136,823     *    80,090  56,733     *
The Ford Foundation...................  528,635     *   309,440 219,195     *
The William & Flora Hewlett
 Foundation...........................  310,962     *   182,024 128,938     *
Master Trust Pursuant to the Hewlett-
 Packard Deferred Profit Sharing Plan
 and Supplemental Pension Plan........  310,962     *   182,024 128,938     *
HB-PGGM Fund I, L.P...................  155,481     *    91,012  64,469     *
Horsley Bridge Fund III, L.P..........  621,922     *   364,046 257,876     *
Mellon Bank, N.A. as Trustee for the
 John S. and James L. Knight
 Foundation as Directed by the John S.
 and James L. Knight Foundation.......  248,770     *   145,619 103,151     *
NationsBank of Texas as Trustee for
 Southwestern Bell Corp. Master
 Pension Trust........................   46,645     *    27,304  19,341     *
Pomona College........................  124,385     *    72,810  51,575     *
Residuary Trust Estate Under the Will
 of Frances C. Searle.................  111,946     *    65,528  46,418     *
Residuary Trust Estate Under the Will
 of John G. Searle....................  127,495     *    74,630  52,865     *
Searle Trust Limited Partnership IX...  522,415     *   305,799 216,616     *
State Universities Retirement System..   96,399     *    56,428  39,971     *
The Wellcome Trust Limited, as trustee
 of the Wellcome Trust................  310,962     *   182,024 128,938     *
Ziff Investors Partnership, L.P.......  104,172     *    60,978  43,194     *
Various Assignees of Benchmark Capital
 Management Co., L.L.C., as a group...  327,289     *   190,698 136,591     *
Various Limited Partners of Benchmark
 Founders' Fund, L.P. as a group......  668,516     *   391,500 277,016     *

--------
 * Represents beneficial ownership of less than 1%.

(1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities. Applicable percentages are based on 129,102,654 shares of common stock as of September 26, 1999 and options and warrants to purchase 2,210,333 shares of common stock that are deemed to be outstanding as of September 26, 1999 because they are currently exercisable or are exercisable within 60 days of September 26, 1999.

(2) Robert Kagle, a director of eBay, is a member of Benchmark Capital Management Co., L.L.C., the general partner of each of the Benchmark Funds.

(3) Following registration of these shares, some or all of these shares may be distributed pro rata among the limited partners of the applicable Benchmark Fund.

(4) Includes 224,791 shares held by Mr. Beirne. Also includes 7,622,408 shares held by Benchmark Capital Partners, L.P. and 1,065,346 shares owned by Benchmark Founders' Fund, L.P. Mr. Beirne is a managing member of Benchmark Capital Management Co., L.L.C., which is the general partner of each of Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. Mr. Beirne disclaims beneficial ownership of the shares held by Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. except to the extent of his pecuniary interest therein arising from his membership interest in Benchmark Capital Management Co., L.L.C. The address of Benchmark Capital Management Co., L.L.C. is 2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(5) Includes 701,902 shares held by Mr. Dunlevie. Also includes 7,622,408 shares held by Benchmark Capital Partners, L.P. and 1,065,346 shares owned by Benchmark Founders' Fund, L.P. Mr. Dunlevie is a managing member of Benchmark Capital Management Co., L.L.C., which is the general partner of each of Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. Mr. Dunlevie disclaims beneficial ownership of the shares held by Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P.

    except to the extent of his pecuniary interest therein arising from his membership interest in Benchmark Capital Management Co., L.L.C.

 (6) Includes 26,771 shares held by Mr. Gurley. Also includes 7,622,408 shares held by Benchmark Capital Partners, L.P. and 1,065,346 shares owned by Benchmark Founders' Fund, L.P. Mr. Gurley is a managing member of Benchmark Capital Management Co., L.L.C., which is the general partner of each of Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. Mr. Gurley disclaims beneficial ownership of the shares held by Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. except to the extent of his pecuniary interest therein arising from his membership interest in Benchmark Capital Management Co., L.L.C.

 (7) Includes 558,611 shares held by Mr. Harvey. Also includes 7,622,408 shares held by Benchmark Capital Partners, L.P. and 1,065,346 shares owned by Benchmark Founders' Fund, L.P. Mr. Harvey is a managing member of Benchmark Capital Management Co., L.L.C., which is the general partner of each of Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. Mr. Harvey disclaims beneficial ownership of the shares held by Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. except to the extent of his pecuniary interest therein arising from his membership interest in Benchmark Capital Management Co., L.L.C.

 (8) Includes 827,111 shares held by Mr. Kagle. Also includes 7,622,408 shares held by Benchmark Capital Partners, L.P. and 1,065,346 shares owned by Benchmark Founders' Fund, L.P. Mr. Kagle, a director of eBay Inc., is a managing member of Benchmark Capital Management Co., L.L.C., which is the general partner of each of Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. Mr. Kagle disclaims beneficial ownership of the shares held by Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. except to the extent of his pecuniary interest therein arising from his membership interest in Benchmark Capital Management Co., L.L.C. Includes shares held by Robert and Joanne Kagle Trust UAD 4/4/96.

 (9) Includes 477,757 shares held by Mr. Rachleff. Also includes 7,622,408 shares held by Benchmark Capital Partners, L.P. and 1,065,346 shares owned by Benchmark Founders' Fund, L.P. Mr. Rachleff is a managing member of Benchmark Capital Management Co., L.L.C., which is the general partner of each of Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. Mr. Rachleff disclaims beneficial ownership of the shares held by Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. except to the extent of his pecuniary interest therein arising from his membership interest in Benchmark Capital Management Co., L.L.C. Includes shares held by Andrew S. and Debra S. Rachleff as Trustees U/T/D 5/19/92.

(10) Includes 4,687 shares held by Mr. Spurlock. Also includes 7,622,408 shares held by Benchmark Capital Partners, L.P. and 1,065,346 shares owned by Benchmark Founders' Fund, L.P. Mr. Spurlock is a managing member of Benchmark Capital Management Co., L.L.C., which is the general partner of each of Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. Mr. Spurlock disclaims beneficial ownership of the shares held by Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. except to the extent of his pecuniary interest therein arising from his membership interest in Benchmark Capital Management Co., L.L.C.